One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

December 12, 2013

SharesPost 100 Fund

1150 Bayhill Drive, Suite 300

San Bruno, California 94066

Re: Form N-2 Registration Statement (Registration Nos. 333-184361 and 811-22759)

Ladies and Gentlemen:

We have acted as counsel for SharesPost 100 Fund, a statutory trust organized under the laws of the State of Delaware (the “Fund”), in connection with the preparation and filing of its Registration Statement on Form N-2 (File Nos. 333-184361 and 811-22759) initially filed with the Securities and Exchange Commission (the “Commission”) on October 10, 2012 (as amended through the date hereof, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Registration Statement relates to the registration of the offer and sale by the Fund (the “Offering”) of up to 25,000,000 shares of beneficial interest of the Fund (the “Shares”).

In rendering the opinion set forth below, we have examined and relied upon the Fund’s Agreement and Declaration of Trust, the Fund's By-laws (each as currently in effect), the Registration Statement and the exhibits thereto, the Fund's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Fund and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, the Shares, if issued in accordance with the then-current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the Delaware Statutory Trust Act. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

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Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

December 12, 2013

We hereby consent to the filing of this opinion as Exhibit 99.(L) to the Registration Statement and to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Legal Counsel” in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act. This opinion is prepared for the Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.